Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Jacqueline F. Strayer (Media)	October 13, 2009
(414) 524-3876

Glen L. Ponczak (Investors)
(414) 524-2375
Johnson Controls Forecasts Sales and Earnings Growth in 2010 with Improvements in All Three Businesses
MILWAUKEE, Wisconsin, Oct. 13, 2009 — Johnson Controls, Inc. announced today that it expects to post solid sales and earnings improvements in fiscal 2010.
The company is presenting its fiscal 2010 forecast to financial analysts today in New York. Highlights include:
-Consolidated net sales of approximately $31 billion, up 9%
-Diluted earnings per share of $1.35 — $1.45, significantly higher than 2009
-Sales, earnings and margin improvements in all three of its businesses: Automotive Experience, Power Solutions and Building Efficiency
-2009 Q4 EPS of $0.40 — $0.42 with all automotive geographic regions profitable
The company also said it expects higher global automotive production in 2010 than in 2009 and a resumption of higher growth rates in global emerging markets. Building Efficiency markets in North America are expected to begin improving in the second half of the fiscal year, particularly as government stimulus-funded projects begin to make a meaningful impact on revenues. The company expects that the weakness in North America will be offset by the less economically sensitive institutional markets and several of the emerging markets. In addition, Johnson Controls said that cost structure improvements taken in the last year are expected to provide an increasing benefit to the company’s profitability.
“We took decisive actions in 2009 to dramatically improve our cost structure. At the same time, we did not compromise our investments in sustainable long-term growth initiatives. Johnson Controls is positioned to grow faster than our underlying markets with improved profitability. We expect to deliver profitable growth in 2010, with accelerating benefits in 2011 and beyond as our markets recover,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “Our strong balance sheet and access to capital will enable us to invest in our businesses to accelerate our growth.”
The strategic review and 2010 outlook meeting begins at 8 a.m. Eastern time today. A webcast of the event is available at http://www.johnsoncontrols.com.

News release
Johnson Controls said it expects approximately 13% revenue growth by its Automotive Experience business as it benefits from production increases in North America and China and a significant number of new seating and interiors program launches in Europe. The company noted it continues to improve its global market share, reporting a $2.5 billion backlog. Johnson Controls forecast a segment margin of 1.3% — 1.6% in 2010, which is a direct result of the company’s cost improvement initiatives and the higher expected volume.
Power Solutions sales are expected to increase 17% (6% excluding the impact of expected higher lead prices), due to volume growth across all regions resulting from market share gains and higher automobile production levels. The forecast segment margin of approximately 11.0% — 11.2% reflects manufacturing efficiencies and the benefits of cost improvement initiatives, partially offset by increased levels of investment in the company’s lithium-ion hybrid vehicle battery business.
Johnson Controls said it expects its Building Efficiency business revenues to be 3% higher in 2010 due to growth in emerging markets and the increasing demand for the company’s energy efficiency and sustainability (greenhouse gas) solutions. The company said it expects a domestic commercial building industry recovery beginning in the second half of 2010 as government stimulus-funded projects begin to launch. U.S. residential HVAC markets also are forecasted to improve in 2010, after more than two years of significant declines. Building Efficiency segment margins are expected to increase to 5.6% — 5.8% led by the growth in emerging markets and a turnaround in its residential HVAC business. Johnson Controls said it will continue investing in emerging market growth initiatives and in new technology to enhance the growth and profitability of its service business.
The company today also provided longer-term profitability forecasts for each of its businesses. Potential mid-term margins in Automotive Experience were increased to 6-7%, compared with the previous guidance of 5%. The higher margin expectation, achievable when automotive production levels recover, is due to the improvements in its cost structure and the positive impact of new business quoting disciplines. The company also increased its underlying Power Solutions mid-term margin improvement expectations (excluding the impact of lead) due to the benefits of vertical integration and manufacturing improvements. Power Solutions mid-term margins are now expected to increase 200 to 250-basis points over the 2010 level. Building Efficiency mid-term margins are forecast to increase to 10% (excluding Global Workplace Solutions), consistent with earlier guidance.
Johnson Controls today also said it expects to earn $0.40 — $0.42 per diluted share in its fiscal fourth quarter ended September 30, 2009. This amount includes a $0.12 warranty charge in its North America residential HVAC business, but excludes the costs associated with its recent convertible debt exchange offer and the impact of non-recurring tax benefits. Johnson Controls also reported that its Automotive Experience businesses in North America, Europe and Asia returned to profitability in the quarter. The company will release its fourth-quarter earnings on October 27, 2009.
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News release
Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. For additional information, please visit http://www.johnsoncontrols.com.
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FORWARD-LOOKING STATEMENT
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009, fiscal 2010 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, changes in the levels of investments in commercial and residential buildings, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in the Company’s Form 8-k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward- looking statement made by, or on behalf of, the Company.
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